BIOZOOM TECHNOLGOIES, INC.

Opsolution GmbH

February 28, 2013

Re:  Agreement as to Joint Venture

Dear Hardy:

This letter agreement (the “Agreement”) memorializes the terms of a joint venture between Biozoom Technologies, Inc., a Delaware corporation (the “Purchaser” or “Company”) and wholly owned subsidiary of Entertainment Art, Inc., a Nevada corporation (Symbol EERT), and Opsolution GmbH (collectively referred to as “Opsolution” “you” or “your”).

This agreement constitutes a joint venture and not a partnership, pursuant to which you have agreed, among other things, to continue certain research and development of certain intellectual property, all of which shall inure to the sole and exclusive benefit of the Company.

1.

Joint Venture

The parties hereby agree to a joint venture.

Opsolution, has already irrevocably assigned all of its intellectual property, trade secrets and related assets and other rights to the Company pursuant to an Asset Purchase Agreement entered into contemporaneously herewith.

The Company hereby retains Opsolution for purposes of (i) continuing research on behalf the Company and continuing development of its products, and (ii) to file and protect or perfect, from time to time, on behalf of the Company or its assigns, patents, trademarks or other rights, and, (iii) to irrevocably assign any and all rights that it has or that it may attain from any source or in any manner, to any technologies, inventions, ideas, drawings, schematics, research, developments, intellectual property rights or interests therein, royalties, equity interests, or any other intellectual property rights or royalties, that may be discovered or developed or acquired by Opsolution from time to time thereto, regardless of how attained, to the Company (collectively, the “IP Rights”).  . The Company shall also be listed as the owner of any patent filings.

In return therefore, the Company hereby agrees to provide ONG with certain funding as consideration, as provided herein.

2.

Consideration/Funding.

The Company, or its affiliates may provide certain testing and research assistance if and as able and requested, to Opsolution in the United States or elsewhere.  The Company shall invoice the Opsolution from time to time based on agreed to rates.

Opsolution hereby warrants that the government grant awarded to them for up to 600,000 EUR is still valid, in full force and effect and not in jeopardy, and has not been terminated, rescinded or revised.

In addition, Opsolution understands and acknowledges that, while the remainder of this Agreement may remain in effect, the funding commitment herein may be rescinded in the event that the government funding is rescinded or terminated.

The Company shall provide funding, towards the development by Opsolution of new prototypes to be paid as follows:

•

$100,000 upon execution of the Agreement and Joint Venture Agreement, and satisfaction of all closing conditions thereto, and

•

$50,000 per month thereafter for 8 months.

Company’s obligation to provide the foregoing funding, is conditioned upon confirmation, to the satisfaction of Company and certain investors from time to time as necessary, that the government grant reimbursement to Opsolution of no less than 300,000 EUR for development of their 2nd generation prototype device for the measurement of anti-oxidant is still in effect at the time of each draw down.  In addition, Opsolution shall agree to pay the Company or its consultants, from the proceeds of such funding and prior to paying other vendors, for any and all services provided by the Company or its affiliates.  For avoidance of doubt, at closing and thereafter and regardless of the funding status or reasons for termination of the Term, the Company shall have any and all rights to all developments, patents, drawings, ideas, schematics, statistics, contractual benefits, or other intellectual property (whether developed or acquired throught third party sources).

3.

Option.

The Company shall have the option, assignable to its parent or other affiliates, to acquire up to 25% of Opsolution, with an option to acquire up to an additional 24% of the Opsolution commencing six (6) months after the closing date of the Acquisition.  The option shall be exercisable at a price of $500.00 per percentage point acquired.  Opsolution may not sell securities, or encumber debt, or give any person rights to acquire any of its securities or agree to issue any securities while the Options are outstanding.

4.

Term.

The initial term of this Agreement shall be through December 31, 2017 (the “Term”).  This Agreement may be extended for additional campaigns or years.  At termination, all unpaid fees, commissions or royalties or other fees accrued but which have not been paid under the terms of this Agreement shall be paid within 30 days of termination.  Notwithstanding the foregoing, any and all marketable title to the IP Rights created or obtained during the Term, shall continue to belong to the Company.

5.

No Agency/Partnership; No Power To bind One Another

Notwithstanding the foregoing, neither party has the ability to bind or commit the other party on any matter and this Agreement does not constitute or create a partnership.  Neither party is an agent, employee or servant of one another, except insofar as the research and development being conducted byh Opsolution solely on behalf of the Company as provided herein.

6.

Non-Compete; Confidential Information

a)

Non Compete.

Opsolution and its management, and persons conducting research shall not compete with the Company during the Term or for a period of 3 years following the Term, in the EU or USA.  Notwithstanding the foregoing, the Confidentiality, non compete and work for hire provisions of this Agreement shall remain in full force and effect perpetually. Opsolution shall require all persons working for it or conducting research on its behalf to execute a confidentiality and non-compete agreement to the reasonable satisfaction of the Company.

b)

Confidentiality.

Opsolution understands that during the course of performing his services, the Company, or other parties  will be disclosing information to Opsolution, or that Opsolution may discover or develop IP Rights, technologies or ideas etc., all of which are the sole and exclusive property of the Company and all of which are considered and deemed proprietary property of the Company (“Confidential information”).  Opsolution acknowledges that the Company’s business is extremely competitive; dependent in part upon the maintenance of secrecy and, that the disclosure of Confidential Information could result in serious irreparable harm to the Company or its assigns.  Opsolution agrees that Confidential information will be used by Opsolution only in connection with the services provided hereunder and not in any way that is detrimental to the Company.  Opsolution and its shareholders and management shall not disclose, exploit, sell, assign or utilize any Confidential Information in any manner not approved by the Company.  The term "Confidential Information" is all encompassing because all work done by Opsolution shall be approved by the Company and be done on behalf of the Company. Upon termination of this Agreement, Opsolution will promptly return all materials containing Confidential Information as well as data, records, reports and other property, furnished to the Company or otherwise developed by Opsolution in connection with services rendered hereunder, to be returned to the Company together with all copies of any of the foregoing.

c)

Retention of all Rights by ONG; all Research and Ideas Deemed Work For Hire

The Company or its assigns shall retain all exclusive ownership rights to the IP Rights and other Confidential Information, and specifically, without limitation, any and all intellectual property, license rights, ideas, artwork, royalty rights or other rights, content, artwork or other ideas developed by Opsolution at any time prior to termination of this Term, which rights shall remain the sole property of the Company both during and after the term and all Opsolution research and development, for avoidance of doubt, shall be deemed “Work For Hire” owned by the Company.  For avoidance of doubt, all Confidential Information, patents, patent applications, trademarks, trade secrets, ideas, technologies, drawings etc. shall all be the sole ownership of the Company for license, sale sub-license or otherwise in its sole and absolute discretion.  The Company shall have the exclusive right to own, license or re-sell such intellectual property at any time, at its sole economic benefit and on any medium and shall not be required to share profits as with Opsolution or its management.  Opsolution hereby assigns to the Company all of his right, title and interest in and to any such IP Rights or other Confidential Information or any other work product produced for the Company or otherwise during the Term or prior thereto.  Opsolution may not use such information for any purpose subsequent to the Term and waives any and all rights thereto.  Opsolution and its management will execute any documents necessary from time to time, to perfect the assignment of such property to the extent that such assignments are necessary as determined by the Company, for any reason (i.e. such, without limitation as patent, copyright or trademark filings, or estoppels letters, and assignments, sub-licenses etc.) and to perfect the waiver to such rights, and to enable the Company to apply for, obtain, and enforce patents, trademarks or copyrights in any and all countries.

Opsolution  hereby irrevocably designates the President of the Company as its agent and attorney-in-fact to execute and file any such document and to do all lawful acts necessary to apply for and obtain patents and copyrights, or trademarks  and to enforce Opsolution 's rights under this Section 6. This Section 6 will survive the termination of this Agreement  and will survive Consultants departure from the Company.

c.

Survival.

The provisions of this Section 6, and Section 3 above, shall survive the Term.  Opsolution acknowledges that the Company and its affiliates would have no adequate remedy at law to enforce Section 6 hereof.  In the event of a violation by Opsolution of any part of such Section, the Company or its assigns shall have the right, in addition to damages at law, to obtain injunctive or other similar relief, as well as any other relevant damages, without the requirement of posting bond or other similar measures.

If the below reflects your understanding, please execute below and return to the undersigned.

We look forward to working with you and developing a mutually beneficial relationship built on trust and hard work.

Sincerely,

Biozoom Technologies, Inc.

By:_/s/Sarah Deutsch_

Name: Sarah Deutsch

Title:  President, CEO

Acknowledged & Agreed to:

Opsoultion GmbH

By:_/s/Hardy Hoehisel_

Name: Hardy Hoehisel

Title:CEO

Opsoultion GmbH

By:_/s/Wolfgang Kocher__

Name: Dr. Wolfgang Kocher

Title: CTO